UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 12, 2012

(Exact name of registrant as specified in its charter)

New Jersey	1-3215	22-1024240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Johnson & Johnson Plaza, New Brunswick, New Jersey  08933
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  732-524-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On June 12, 2012, Janssen Pharmaceutical, a company organized under the laws of Ireland and a wholly owned subsidiary of Johnson & Johnson, entered into accelerated share repurchase (“ASR”) agreements with Goldman, Sachs & Co. (“Goldman Sachs”) and JPMorgan Chase Bank, N.A. (“J.P. Morgan”).  Under the ASR agreements Janssen Pharmaceutical will purchase shares of Johnson & Johnson common stock that Goldman Sachs and J.P. Morgan will have borrowed from stock lenders, and during the term of the ASR agreements Goldman Sachs and J.P. Morgan or their respective affiliates will purchase shares in the open market to return to those stock lenders.  On June 13, 2012, Janssen Pharmaceutical will purchase an aggregate of approximately 203.7 million shares of Johnson & Johnson common stock at an initial purchase price of $12.9 billion under the ASR agreements, with all of the shares expected to be delivered to Janssen Pharmaceutical on June 13, 2012.  The obligations of Janssen Pharmaceutical under the ASR agreements, other than the payment of the purchase price for the shares, are guaranteed by Johnson & Johnson.  Goldman Sachs and J.P.Morgan are expected to purchase an aggregate of approximately $12.9 billion of shares in the open market during the next 12 months.  Final settlement of the transactions under each ASR agreement is expected to occur in the second quarter of 2013, and may occur earlier at the option of Goldman Sachs or J.P.Morgan, as applicable, or later under certain circumstances.  The terms of the transactions under each ASR agreement are subject to adjustment if Johnson & Johnson were to enter into or announce certain types of transactions.   Janssen Pharmaceutical may receive, or be required to remit, a price adjustment based upon the average daily volume weighted average price of Johnson & Johnson common stock during the term of the ASR program.  During the term of the ASR program, and subject to certain limited exceptions, Janssen Pharmaceutical and Johnson & Johnson may only make repurchases of Johnson & Johnson common stock with the consent of Goldman Sachs and J.P. Morgan.  Under each ASR agreement, Janssen Pharmaceutical has the right to cancel the agreement prior to accepting delivery of the repurchased shares from Goldman Sachs or J.P.Morgan, as applicable.  Janssen Pharmaceutical also has the right to cancel and effect an early settlement of each agreement by delivery of approximately the full aggregate number of shares underlying each ASR agreement, in exchange for the return of the purchase price under the ASR agreements, within six days of accepting delivery of the purchased shares.

The ASR program and Johnson & Johnson’s associated guarantees were approved by Johnson & Johnson’s board of directors on June 12, 2012.

The foregoing summary of the ASR agreements is qualified in its entirety by reference to each Cover Letter for Accelerated Share Repurchase (including the Schedule of Standard Terms and Conditions, attached thereto as Annex I) and each guarantee of Johnson & Johnson, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto and are incorporated herein by reference.

Item 8.01.  Other Events.

                Regulatory Update and Calculation of Merger Consideration

On June 12, 2012, Johnson & Johnson announced that it has received all regulatory approvals necessary for the completion of its proposed acquisition of Synthes, Inc. (“Synthes”), pursuant to an Agreement and Plan of Merger, dated April 26, 2011, among Johnson & Johnson, Samson Acquisition Corp. and Synthes (the “Merger Agreement”).   The European Commission granted its antitrust approval for the transaction on April 19, 2012.  On June 11, 2012, the Federal Trade Commission (“FTC”) granted early termination of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  The FTC also voted to accept a proposed consent order regarding the acquisition.  The proposed consent order requires Johnson & Johnson to divest to an FTC-approved buyer certain rights and assets related to its DePuy trauma business.  As previously announced, DePuy Orthopaedics, Inc., a wholly owned subsidiary of Johnson & Johnson, has entered into an agreement to divest its trauma business to Biomet, Inc.  The divestiture is expected to close in the second quarter.  Johnson & Johnson expects to close the transaction with Synthes on June 14, 2012, subject to the satisfaction of customary closing conditions on that date. Synthes’ stockholders approved the transaction at a special meeting held on December 15, 2011.

If the acquisition closes on that date, each outstanding share of Synthes common stock will be converted into the right to receive CHF 55.65 in cash and 1.7170 shares of Johnson & Johnson common stock (subject to the payment of cash in lieu of fractional shares) for a total purchase price of $19.7 billion based on current exchange rates and the trading price of Johnson & Johnson common stock. In accordance with the Merger Agreement, the exchange ratio was calculated based on the average of the volume weighted average trading prices (“VWAP”) of Johnson & Johnson common stock on the New York Stock Exchange (“NYSE”) on each of the ten consecutive trading days ending two trading days prior to the effective time of the merger, as converted into CHF on each day during this valuation period (beginning May 30, 2012 and ending, June 12, 2012).  The average VWAP of Johnson & Johnson common stock during the valuation period was CHF 60.1920.  Since the average VWAP was within the collar range of CHF 52.54 and CHF 60.45, the exchange ratio was calculated by dividing CHF 103.35 by the average VWAP of Johnson & Johnson common stock.  The exchange ratio may change if the closing of the acquisition is not completed on June 14, 2012.

As permitted by the terms of the Merger Agreement, Johnson & Johnson has assigned its rights under the Merger Agreement to Janssen Pharmaceutical.  Janssen Pharmaceutical will acquire Synthes using cash on hand and the shares purchased under the ASR agreements.  No third party debt is expected to be incurred in connection with the acquisition.

Financial Impact

Based on the financial structure indicated above, the acquisition is anticipated to be accretive to 2012 adjusted earnings per share* by approximately $0.03 - $0.05.  Johnson & Johnson had previously disclosed in its S-4 filing that the acquisition was anticipated to be dilutive to earnings per share by $0.22, based on 2010 financial information.  The current estimate reflects a mid-year 2012 closing date as well as current sales estimates for the combined orthopaedics business.  In addition, Johnson & Johnson expects to record estimated after-tax special items for the balance of 2012 consisting of charges of approximately $1.1 billion related to the acquisition including restructuring and integration costs, inventory step-up and currency adjustments.   In 2013, the first full year of the combined businesses, the transaction is anticipated to be accretive to adjusted earnings per share* by $0.10 - $0.15.

(* Adjusted earnings per share excludes special items such as inventory step-up, restructuring costs and other costs incurred to execute the transaction. Adjusted earnings per share is a non-GAAP financial measure and should not be considered a replacement for GAAP results.)

Certain risk factors on the financial structure and impact of the transaction, as well as certain updated information with respect to the Swiss tax consequences of the transaction, are discussed in the Note to Investors section below and investors are encouraged to read that information carefully.

A copy of the press release announcing, among other things, the entry into the ASR agreements, the receipt of all required regulatory approvals and the exchange ratio is attached as Exhibit 99.1 to this report.

 NOTE TO INVESTORS
CAUTIONARY FACTORS

The anticipated financial effect of the transactions as set forth above assumes that the transactions under each ASR agreement and a series of related internal transactions are consummated on their terms and in accordance with applicable law.  The transactions are intended to efficiently combine the respective businesses of Synthes and DePuy, a family of companies within Johnson & Johnson providing healthcare solutions in orthopaedics, spinal care, sports medicine and neurosciences. While Johnson & Johnson believes that these transactions will allow it to effectuate the acquisition in a tax efficient manner in accordance with applicable law, it is possible that the Internal Revenue Service could assert one or more contrary positions to challenge the transactions from a tax perspective. If challenged, an amount up to the total purchase price for the Synthes shares could be treated as subject to applicable U.S. tax at approximately the statutory rate to Johnson & Johnson, plus interest.

As previously disclosed, Swiss-resident individual taxpayers holding Synthes shares as their private property should realize a tax-free private capital gain or a non-tax-deductible loss, as the case may be, with respect to all or part of the merger consideration, but a portion of the merger consideration might be treated as dividend income.  This will depend on the structure used to finance the acquisition.  Based on the current financing structure and current exchange rates, we expect that no such portion of the merger consideration should be treated as dividend income for those Swiss-resident taxpayers.  In addition, according to the Swiss Federal Tax Administration, the transaction is, unless a personal exemption applies to the individual stockholder, subject to Swiss securities transfer tax, which will be deducted from the merger consideration by the custodian banks.

Synthes’ stockholders should consult with their individual tax advisors to determine the tax consequences of the acquisition in light of their particular circumstances, including what tax planning opportunities might be available to them.

(This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson and Synthes. Risks and uncertainties include, but are not limited to, the satisfaction of closing conditions for the acquisition and the possibility that the transaction will not be completed, or if completed, will not be completed in the expected timeframe; the impact of changes in the market value of Johnson & Johnson’s common stock on the price of the shares repurchased under the ASR agreements; the ability of Johnson & Johnson to effectuate the acquisition of Synthes in a tax efficient manner; whether anticipated accretion to earnings per share in future periods will be achieved; general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays; and product efficacy or safety concerns resulting in product recalls or regulatory action. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to Johnson & Johnson’s ability to successfully integrate the businesses of Johnson & Johnson and Synthes, as well as the ability to ensure continued performance or market growth of Synthes’ products. A further list and description of these risks, uncertainties and other factors and the general risks associated with the respective businesses of Johnson & Johnson and Synthes can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012, and Synthes’ 2011 Audited Financial Statements. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com, www.synthes.com or on request from Johnson & Johnson or Synthes. Neither Johnson & Johnson nor Synthes undertakes to update any forward-looking statements as a result of new information or future events or developments.)

Item 9.01.      Financial Statements and Exhibits.

                (d)   Exhibits.

Exhibit No.	Description

10.1*
Cover Letter for Accelerated Share Repurchase (including the Schedule of Standard Terms and Conditions, attached thereto as Annex I), dated as of June 12, 2012, among Janssen Pharmaceutical and Goldman, Sachs & Co.

10.2*
Cover Letter for Accelerated Share Repurchase (including the Schedule of Standard Terms and Conditions, attached thereto as Annex I), dated as of June 12, 2012, among Janssen Pharmaceutical and JPMorgan Chase Bank, N.A.

10.3	Guarantee of Johnson & Johnson, dated June 12, 2012.

10.4	Guarantee of Johnson & Johnson, dated June 12, 2012.

99.1	Press release, dated June 12, 2012.

                        *Portions of exhibit deleted pursuant to request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Johnson & Johnson
(Registrant)

Date: June 12, 2012	By:	/s/ DOUGLAS K. CHIA
Douglas K. Chia
Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1*
Cover Letter for Accelerated Share Repurchase (including the Schedule of Standard Terms and Conditions, attached thereto as Annex I), dated as of June 12, 2012, among Janssen Pharmaceutical and Goldman, Sachs & Co.

10.2*
Cover Letter for Accelerated Share Repurchase (including the Schedule of Standard Terms and Conditions, attached thereto as Annex I), dated as of June 12, 2012, among Janssen Pharmaceutical and JPMorgan Chase Bank, N.A.

10.3	Guarantee of Johnson & Johnson, dated June 12, 2012.

10.4	Guarantee of Johnson & Johnson, dated June 12, 2012.

99.1	Press Release, dated June 12, 2012.

*Portions of exhibit deleted pursuant to request for confidential treatment.